Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney
VP Investor Relations
774-512-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES SECOND QUARTER EPS OF $0.84

Earnings Exceed Guidance by 10%

WESTBOROUGH, MA — August 17, 2011 — BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for the second quarter ended July 30, 2011 of $45.7 million, or $0.84 per diluted share. These results significantly exceeded the Company’s guidance for net income in the range of $40.5 to $42.5 million and earnings in the range of $0.74 to $0.78 per diluted share. For the second quarter of 2010, the Company reported net income of $35.8 million, or $0.67 per diluted share.

For the first half of 2011, net income was $79.4 million, or $1.47 per diluted share. For the first half of 2010, net income was $61.9 million, or $1.16 per diluted share.

Laura Sen, BJ’s president and chief executive officer, said, “BJ’s outperformance of 10% versus our guidance reflected favorable merchandise margins, higher gas profitability and expense savings that exceeded plan. We are very excited about our positive sales momentum for the second quarter and first half of 2011. It is clear that our members are doing more of their weekly food shopping with us. And I believe that we have tremendous opportunities to further grow our business.”

As previously announced, net sales for the second quarter of 2011 increased by 11.0% to $2.98 billion and comparable club sales increased by 7.8%, including a contribution from sales of gasoline of 4.0%. Excluding the impact of gasoline, merchandise comparable club sales increased by 3.8%.

The Company provided the following additional information regarding comparable club sales for the second quarter (all comparisons are to the comparable, prior year period):

•	Comparative Club Sales by Geographic Region

	Thirteen Weeks Ended July 30, 2011
	Comparable Club Sales	Impact of Gasoline Sales	Merchandise Comparable Club Sales
New England	7.8%	4.9%	2.9%
Upstate New York	10.9%	6.2%	4.7%
Metro New York	4.8%	1.3%	3.5%
Mid Atlantic	7.2%	3.7%	3.5%
Southeast	11.4%	5.9%	5.5%

Total chain	7.8%	4.0%	3.8%

•	Competition and cannibalization had an estimated negative impact of approximately 1.6%.

•

Excluding the impact of gasoline, member traffic was approximately flat, following a 4% increase in last year’s second quarter. The average transaction amount increased by approximately 3% following a 1% decline in last year’s second quarter.

-More-

BJ’s Wholesale Club, Inc.

August 17, 2011

•

Sales of food increased by approximately 5% for the second year in a row, driven primarily by an 8% increase in perishable foods. On a two-year stacked basis, comparable club sales of perishable foods increased by approximately 16%. General merchandise sales increased by approximately 1% for the second quarter, following a slight decrease in last year’s second quarter.

•

Departments with the strongest comparable club sales increases included beauty care, computer equipment, coffee, cookies, dairy, deli, lawn & garden, meat, prepared foods, produce, salty snacks and summer seasonal. Departments with weaker sales versus last year included books, televisions, toys and video games.

Other Information

BJ’s management is not conducting a conference call in connection with its Q-2 earnings announcement. As announced on June 29, 2011, BJ’s Wholesale Club has entered into a definitive agreement to be acquired by Leonard Green & Partners and CVC Capital Partners.

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 190 BJ’s Wholesale Clubs in 15 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

-See Attached Financial Tables -

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

Net sales	$2,984,726	$2,689,005	$5,753,996	$5,205,381
Membership fees	51,824	47,503	102,264	93,896
Other revenues	11,865	11,819	21,129	20,868

Total revenues	3,048,415	2,748,327	5,877,389	5,320,145
Cost of sales, including buying and occupancy costs	2,719,533	2,450,900	5,254,613	4,749,055
Selling, general and administrative expenses	250,837	232,736	487,748	458,915
Preopening expenses	333	2,970	343	4,924

Operating income	77,712	61,721	134,685	107,251
Interest expense, net	(388)	(372)	(783)	(599)

Income from continuing operations before income taxes	77,324	61,349	133,902	106,652
Provision for income taxes	31,043	24,710	53,416	43,149

Income from continuing operations	46,281	36,639	80,486	63,503
Loss from discontinued operations, net of income taxes	(568)	(859)	(1,107)	(1,634)

Net income	$45,713	$35,780	$79,379	$61,869

Basic earnings per common share:
Income from continuing operations	$0.86	$0.70	$1.51	$1.21
Loss from discontinued operations	(0.01)	(0.02)	(0.02)	(0.03)

Net income	$0.85	$0.68	$1.49	$1.18

Diluted earnings per common share:
Income from continuing operations	$0.85	$0.68	$1.49	$1.19
Loss from discontinued operations	(0.01)	(0.01)	(0.02)	(0.03)

Net income	$0.84	$0.67	$1.47	$1.16

Number of common shares for earnings per share computations:
Basic	53,482,324	52,684,819	53,290,934	52,334,684
Diluted	54,195,680	53,673,063	54,124,056	53,519,954

BJ’s clubs in operation - end of period	190	189

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	July 30, 2011	July 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$286,026	$85,065
Accounts receivable	148,227	132,114
Merchandise inventories	969,448	924,226
Current deferred income taxes	17,169	16,902
Prepaid expenses	44,354	34,660

Total current assets	1,465,224	1,192,967
Property, net of depreciation	999,741	977,989
Deferred income taxes	—	10,185
Other assets	22,914	25,363

TOTAL ASSETS	$2,487,879	$2,206,504

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$220	$630
Accounts payable	709,293	660,281
Closed store obligations	6,677	1,664
Accrued expenses and other current liabilities	323,988	293,260

Total current liabilities	1,040,178	955,835
Long-term debt, less portion due within one year	—	220
Noncurrent closed store obligations	28,787	7,620
Deferred income taxes	23,332	—
Other noncurrent liabilities	157,810	140,393
Stockholders’ equity	1,237,772	1,102,436

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,487,879	$2,206,504

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Twenty-Six Weeks Ended
	July 30, 2011	July 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$79,379	$61,869
Provision for closing and impairment costs	2,418	2,324
Depreciation and amortization	66,940	61,298
Stock-based compensation expense	8,764	10,039
Deferred income taxes	16,124	1,927
Decrease in merchandise inventories, net of accounts payable	68,545	6,374
Decrease in closed store obligations	(13,026)	(956)
Other	14,517	(40,099)

Net cash provided by operating activities	243,661	102,776

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(63,109)	(76,439)
Property disposals	105	43
Purchase of marketable securities	—	(898)
Sale of marketable securities	—	1,159

Net cash used in investing activities	(63,004)	(76,135)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from stock-based awards	2,194	1,469
Purchase of treasury stock	(6,820)	(18,857)
Proceeds from stock options exercised	8,965	17,358
Repayment of long-term debt	(320)	(298)

Net cash provided by (used in) financing activities	4,019	(328)

Net increase in cash and cash equivalents	$184,676	$26,313